Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Senior Director, Investor Relations
Irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES ORGANIZATIONAL CHANGES

HOUSTON, June 5, 2013 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that Khalid A. Muslih has been appointed President of Buckeye’s International Pipelines and Terminals business unit. Mr. Muslih has been an integral member of the Buckeye executive team since 2007, having served most recently as Buckeye’s Senior Vice President, Corporate Development and Strategic Planning. Mr. Muslih is succeeding Mary F. Morgan, who is retiring from Buckeye at the end of the month.

“As head of our Corporate Development and Strategic Planning functions, Khalid Muslih has been a leader in developing and shaping the vision around our growth and diversification,” said Clark C. Smith, President and Chief Executive Officer. “We believe Khalid’s extensive industry and market knowledge will serve him well as he continues to develop our international marine terminal business and strengthens Buckeye’s position in the global petroleum marketplace. We appreciate Mary’s contributions to Buckeye’s success and wish her well in her future endeavors.”

Buckeye also announced today that Chris S. Pine has been promoted to Vice President, Corporate Development and Strategic Planning and will report to Keith E. St.Clair, Executive Vice President and Chief Financial Officer. Mr. Pine joined Buckeye in 2009 and has served in various Corporate Development and Business Analysis functions during his tenure. “Chris has had an important role in crafting our strategy and in our very successful corporate development activities,” said Mr. Smith. “We expect our growth and our record of success to continue under his leadership.”

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of over 70 million barrels. In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

Buckeye – Organizational Changes	Page 2

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before the FERC regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our most recently filed Quarterly Report on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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